Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 1,000,000 shares of common stock pertaining to the Tyler Technologies, Inc. Employee Stock Purchase Plan (Amended and Restated Effective June 1, 2012) of our reports dated February 23, 2012, with respect to the financial statements of Tyler Technologies, Inc., and the effectiveness of internal control over financial reporting of Tyler Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

June 22, 2012